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                      AMENDED AND RESTATED CREDIT AGREEMENT

                         DATED AS OF SEPTEMBER 12, 2000

                                  COMERICA BANK

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                                CREDIT AGREEMENT


         THIS AMENDED AND RESTATED CREDIT AGREEMENT, made as of the 12th day of September, 2000, by and between SUPERIOR CONSULTANT HOLDINGS CORPORATION, a Delaware corporation, (herein called "Company") and COMERICA BANK, a Michigan banking corporation, of Detroit, Michigan (herein called "Bank");

RECITALS:

         A. Company and Bank entered into a Credit Agreement dated as of April 27, 2000 ("Existing Agreement").

         B. Company and Bank desire to amend and restate the Existing Agreement in its entirety.

         NOW, THEREFORE, Bank and Company agree that the Existing Agreement is amended and restated in its entirety as follows:

         WITNESSETH:

         1. DEFINITIONS

         For the purposes of this Agreement the following terms will have the following meanings:

         "Account" shall have the meaning assigned to it in the Michigan Uniform Commercial Code on the date of this Agreement.

         "Account Debtor" shall mean the party who is obligated on or under any Account.

         "Advance" shall mean a borrowing requested by Company and made by Bank under Section 2 of this Agreement, including any refunding or conversions of such borrowings pursuant to Section 2.8 hereof, and shall include a Eurodollar-based Advance and a Prime-based Advance.

         "Affiliate" shall mean, with respect to any Person, any other Person directly or indirectly controlling (including but not limited to all directors and executive officers of such Person), controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control a corporation for the purposes of this definition if such Person possesses, directly or indirectly, the power (i) to vote 10% or more of the securities having ordinary voting power for the election of directors of such corporation or (ii) to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.


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         "Aging Date" shall mean the last day of each month.

         "Alternate Base Rate" shall mean for any day a rate per annum (rounded upwards, if necessary, to the next higher 1/16 of 1%) equal to the Federal Funds Effective Rate in effect on such day plus one percent (1%).

         "Applicable Interest Rate" shall mean the Eurodollar-based Rate or the Prime-based Rate, as selected by Company from time to time subject to the terms and conditions of this Agreement.

         "Borrowing Base" shall mean as of any date of determination an amount equal to seventy five percent (75%) of Company's Eligible Accounts, less an amount equal to the Transition Loan Balance as of such date of determination.

         "Business Day" shall mean any day on which commercial banks are open for domestic and international business (including dealings in foreign exchange) in Detroit, London and New York.

         "Business of the Company" shall mean the businesses of Company and its Subsidiaries as described in Company's 10-K for the period ended December 31, 1999 as filed with the Securities and Exchange Commission on March 30, 2000.

         "Capital Lease" shall mean any lease of any property (whether real, personal or mixed) by Company or a Subsidiary as lessee which, in conformity with GAAP, is, or is required to be accounted for as a capital lease on the balance sheet of Company and its consolidated Subsidiaries, together with any renewals of such leases (or entry into new leases) on substantially similar terms.

         "Cash" shall mean money, currency or a credit balance in a general deposit account with a financial institution.

         "Cash Equivalents" shall mean (i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than three years from the date of acquisition, (ii) marketable direct obligations issued by any State of the United States of America or any local government or other political subdivision thereof rated (at the time of acquisition of such security) at least AA by Standard & Poor's Corporation ("S&P") or the equivalent thereof by Moody's Investors Service, Inc. ("Moody's") having maturities of not more than one year from the date of acquisition, (iii) U.S. dollar denominated time deposits, certificates of deposit and bankers' acceptances of (x) the Bank, (y) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (z) any bank whose short-term commercial paper rating (at the time of acquisition of such security) by S&P is at least A-l or the equivalent thereof or by Moody's is at least P-1 or the equivalent thereof (any such bank, an "Approved Bank"), in each case with maturities of not more than six months from the date of acquisition,
(iv) commercial paper and variable or fixed rate notes issued by the Bank or any Approved Bank or by the parent company of the Bank or Approved Bank and commercial paper and variable rate notes issued by, or guaranteed by, any industrial or financial company with a short-term commercial paper rating (at the time of acquisition of such security) of


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at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody's, or guaranteed by any industrial company with a long-term unsecured debt rating (at the time of acquisition of such security) of at least AA or the equivalent thereof by S&P or the equivalent thereof by Moody's and in each case maturing within one year after the date of acquisition and (v) repurchase agreements with the Bank maturing within one year from the date of acquisition that are fully collateralized by investment instruments that would otherwise be Cash Equivalents.

         "ComTrust" shall mean ComTrust, LLC, a Michigan limited liability company.

         "Consolidated" or "consolidated" or "Consolidating" or "consolidating" shall, when used with reference to any financial information pertaining to (or when used as a part of any defined term or statement pertaining to the financial condition of) Company and its Subsidiaries, mean the accounts of Company and its Subsidiaries determined on a consolidated or consolidating basis, as the case may be, all determined as to principles of consolidation and, except as otherwise specifically required by the definition of such term or by such statements, as to such accounts, in accordance with generally accepted accounting principles applied on a consistent basis and consistent with the financial statements, if any, as at and for the fiscal year ended December 31, 1999.

         "Current Assets" shall mean as of any date of determination all assets of Company and its Consolidated Subsidiaries (excluding ComTrust) which should in accordance with GAAP, be classified as current assets (excluding investments in equity securities and loans and advances to Affiliates).

         "Current Liabilities" shall mean as of any date of determination all liabilities of Company and its consolidated Subsidiaries (excluding ComTrust) which should in accordance with GAAP be classified as current and which shall include, whether or not classified as current in accordance with GAAP, an amount equal to all outstanding Advances as of the date of determination.

         "Debt" shall mean, as of any applicable date of determination, all items of indebtedness, obligation or liability of Company and its consolidated Subsidiaries (excluding ComTrust), whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, joint or several, that should be classified as liabilities in accordance with GAAP.

         "EBITDA" shall mean for any period of determination Net Income for such period plus, to the extent deducted in determining Net Income, interest expense, income taxes and depreciation and amortization expense for such period.

         "Eligible Account" shall mean an Account (but shall not include interest and service charges) arising in the ordinary course of Company's or a Guarantor's business which meets each of the following requirements:

         (a) it is not owing more than one hundred twenty (120) days after the date of the original invoice or other writing evidencing such Account;




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         (b)   it arises from services rendered and such services have been performed;

         (c) it is evidenced by an invoice rendered in the normal course of Company's or a Guarantor's business in a manner consistent with past practice, which invoice is due in accordance with the terms stated therein;

         (d) it is not evidenced by any note or other negotiable instrument or by any chattel paper;

         (e) it is a valid, legally enforceable obligation of the Account Debtor thereunder, and is not subject to any offset, counterclaim or other defense on the part of such Account Debtor or to any claim on the part of such Account Debtor denying liability thereunder in whole or in part;

         (f) it is not subject to any sale of accounts, any rights of offset, assignment, lien or security interest whatsoever other than to Bank;

         (g) it is not owing by a subsidiary or affiliate of Company or any Guarantor, nor by an Account Debtor which (i) does not maintain its chief executive office in the United States of America, (ii) is not organized under the laws of the United States of America, or any state thereof or (iii) is the government of any foreign country or sovereign state, or of any state, province, municipality or other instrumentality thereof;

         (h) it is not an account owing by the United States of America or any state or political subdivision thereof, or by any department, agency, public body corporate or other instrumentality of any of the foregoing, unless all necessary steps are taken to comply with the Federal Assignment of Claims Act of 1940, as amended, or with any comparable state law, if applicable, and all other necessary steps are taken to perfect Bank's security interest in such account;

         (i) it is not owing by an Account Debtor for which Company or a Guarantor has received a notice of (i) the death of the Account Debtor or any partner of the Account Debtor, (ii) the dissolution, liquidation, termination of existence, insolvency or business failure of the Account Debtor, (iii) the appointment of a receiver for any part of the property of the Account Debtor, or
               (iv) an assignment for the benefit of creditors, the filing of a petition in bankruptcy, or the commencement of any proceeding under any bankruptcy or insolvency laws by or against the Account Debtor;

         (j) it is not an account billed in advance, payable on delivery, for consigned goods, for guaranteed sales, for unbilled sales, payable at a future date in accordance with its terms, subject to a retainage or holdback by the Account Debtor or insured by a surety company; and


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         (k)   it is not owing by any Account Debtor whose obligations Bank (in its sole reasonable discretion) shall have notified Company are not deemed to constitute Eligible Accounts.

An Account which is at any time an Eligible Account, but which subsequently fails to meet any of the foregoing requirements, shall forthwith cease to be an Eligible Account and such ineligibility shall continue until such time, if ever, that such Account again meets all of the foregoing requirements.

         "Environmental Laws" shall mean all federal, state and local laws including statutes, regulations, ordinances, codes, rules, and other governmental restrictions and requirements, relating to environmental pollution, contamination or other impairment of the environment or any hazardous or toxic substances of any nature. These Environmental Laws shall include but not be limited to the Federal Solid Waste Disposal Act, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, and the Federal Superfund Amendments and Reauthorization Act of 1986.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, or any successor act or code.

         "Eurodollar-based Advance" shall mean an Advance which bears interest at the Eurodollar-based Rate.

         "Eurodollar-based Rate" shall mean a per annum interest rate which is two and one half percent (2 1/2%) plus the quotient of:

         (a) the per annum interest rate at which Bank's Eurodollar Lending Office offers deposits to prime banks in the eurodollar market in an amount comparable to the relevant Eurodollar-based Advance and for a period equal to the relevant Interest Period at approximately the time Company requests such Advance on the first day of such Interest Period; divided by

         (b) a percentage equal to 100% minus the maximum rate on such date at which Bank is required to maintain reserves on "Euro-currency Liabilities" as defined in and pursuant to Regulation D of the Board of Governors of the Federal Reserve System or, if such regulation or definition is modified, and as long as Bank is required to maintain reserves against a category of liabilities which includes eurodollar deposits or includes a category of assets which includes eurodollar loans, the rate at which such reserves are required to be maintained on such category;

all as conclusively determined by Bank, such sum to be rounded upward, if necessary, to the nearest whole multiple of 1/16th of 1%.



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         "Eurodollar Lending Office" shall mean Bank's office located at Grand
Cayman, British West Indies or such other branch of Bank, domestic or foreign, as it may hereafter designate as its Eurodollar Lending Office by notice to Company.

         "Event of Default" shall mean any of the Events of Default specified in
Section 10 hereof.

         "Federal Funds Effective Rate" shall mean, for any day, a fluctuating interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Bank from three Federal funds brokers of recognized standing selected by it.

         "GAAP" shall mean, as of any applicable date of determination, generally accepted accounting principles consistently applied, as in effect on the date of this Agreement.

         "Guaranties" shall mean the guaranties by the Guarantors of the Indebtedness in the form attached hereto as Exhibit "D".

         "Guarantors" shall mean the Subsidiaries listed in attached Schedule 2 and each other Subsidiary which from time to time is required pursuant to the terms of this Agreement to guaranty Company's obligations to Bank.

         "Indebtedness" shall mean all loans, advances, indebtedness, obligations and liabilities of Company to Bank under this Agreement, together with all other indebtedness, obligations and liabilities whatsoever of Company to Bank arising under or in connection with this Agreement, whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, joint or several, due or to become due, now existing or hereafter arising.

         "Interest Period" shall mean a period of one (1), two (2), three (3) or six (6) months as selected by Company pursuant to the provisions of this Agreement commencing on the day a Eurodollar-based Advance is made, or on the effective date of an election of the Eurodollar-based Rate made under Section 2.8.

         "Liquidity" shall mean as of any date of determination all Cash and Cash Equivalents of Company and its Consolidated Subsidiaries (excluding ComTrust) as of such date plus an amount equal to the unused formula borrowing availability under the revolving credit facility under Section 2 of this Agreement as of such date.

         "Loan Documents" shall mean collectively, this Agreement, the Note, the Security Agreements, the Guaranties and any other instruments or agreements executed at any time pursuant to or in connection with any such documents.


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         "Net Income" shall mean the net income (or loss) of Company and its consolidated Subsidiaries (excluding ComTrust) for any period determined in accordance with GAAP but excluding in any event any extraordinary gains or losses and any taxes on the excluded gains and any tax deductions or credits on account of any excluded losses.

         "Note" shall mean the Revolving Credit Note.

         "Permitted Acquisitions" shall mean those which meet the following requirements: (i) no default or Event of Default which has not been cured shall exist immediately before and after giving effect of such merger or acquisition,
(ii) Company or a subsidiary of Company (other than ComTrust) shall be the surviving entity, (iii) as soon as available but prior to the consummation of such merger or acquisition, Company shall have provided to Bank an opinion of counsel that such merger or acquisition complies with this Agreement, all laws and regulations and that any other conditions under this Agreement relating to such transaction have been satisfied, (iv) if the total purchase price exceeds $15,000,000, then at least five (5) Business Days prior to the consummation of such merger or acquisition, Company shall have delivered all acquisition documents in the form the same then exist, whether or not such form is final and other agreements and documents or information relating to such merger or acquisition reasonably requested by Bank, and a certificate of the Chief Financial Officer or Treasurer of Company accompanied by a calculation on a pro forma basis (giving effect to the proposed acquisition) of all financial covenants hereunder from the consummation date of the acquisition through the Revolving Credit Maturity Date, (v) the target of such merger or acquisition is in the Business of the Company, (vi) both before making the acquisition and after giving effect thereto, Liquidity is not less than $5,000,000 and (vii) the total purchase price for a single acquisition or series of related acquisitions shall not exceed $35,000,000.

         "Permitted Investments" shall mean investments in companies in the Business of the Company which meet the following requirements: (i) no default or Event of Default which has not been cured shall exist immediately before and after giving effect to such investment, (ii) both before making such investment and after giving effect thereto, Liquidity shall be not less than $5,000,000;
(iii) the cost of any single investment shall not exceed $35,000,000, (iv) the investment is made for investment purposes only and not with the intention of acquiring more than fifty percent (50%) of the equity interests of the person in whom the investment is made.

         "Permitted Liens" shall mean with respect to any Person:

               (a) liens for taxes not yet due and payable or which are being contested in good faith by appropriate proceedings diligently pursued, provided that provision for the payment of all such taxes has been made on the books of such Person as may be required by GAAP;

               (b) mechanics', materialmen's, banker's, carriers', warehousemen's and similar liens and encumbrances arising in the ordinary course of business and securing obligations of such Person that are not overdue for a period of more than 60 days or are being contested in good faith by appropriate proceedings diligently pursued, provided that in the case of any such contest
(i) any proceedings commenced for the enforcement of such liens and encumbrances shall have been



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duly suspended; and (ii) such provision for the payment of such liens and encumbrances has been made on the books of such Person as may be required by GAAP;

               (c) liens arising in connection with worker's compensation, unemployment insurance, old age pensions and social security benefits and similar statutory obligations which are not overdue or are being contested in good faith by appropriate proceedings diligently pursued, provided that in the case of any such contest (i) any proceedings commenced for the enforcement of such liens shall have been duly suspended; and (ii) such provision for the payment of such liens has been made on the books of such Person as may be required by GAAP;

               (d)(i) liens incurred in the ordinary course of business to secure the performance of statutory obligations arising in connection with progress payments or advance payments due under contracts with the United States government or any agency thereof entered into in the ordinary course of business and (ii) liens incurred or deposits made in the ordinary course of business to secure the performance of statutory obligations, bids, leases, fee and expense arrangements with trustees and fiscal agents and other similar obligations (exclusive of obligations incurred in connection with the borrowing of money, any lease-purchase arrangements or the payment of the deferred purchase price of property), provided that full provision for the payment of all such obligations set forth in clauses (i) and (ii) has been made on the books of such Person as may be required by GAAP; and

               (e) minor survey exceptions or minor encumbrances, easements or reservations, or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties, which do not materially interfere with the business of such Person.

         "Person" or "person" shall mean any individual, corporation, partnership, joint venture, limited liability company, association, trust, unincorporated association, joint stock company, government, municipality, political subdivision or agency, or other entity.

         "Prime Rate" shall mean the per annum interest rate established by Bank as its prime rate for its borrowers as such rate may vary from time to time, which rate is not necessarily the lowest rate on loans made by Bank at any such time.

         "Prime-based Advance" shall mean an Advance which bears interest at the Prime-based Rate.

         "Prime-based Rate" shall mean for any day a per annum interest rate which is the greater of (i) the Prime Rate, and (ii) the Alternate Base Rate.

         "Request for Advance" shall mean a Request for Advance issued by Company under this Agreement in the form annexed to this Agreement as Exhibit "A".

         "Revolving Credit Maturity Date" shall mean March 31, 2002.



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         "Revolving Credit Note" shall mean the Note described in Section 2.1 hereof made by Company to Bank in the form annexed to this Agreement as Exhibit "B".

         "Security Agreements" shall mean the Security Agreements in the form and content of Exhibit "C" to this Agreement pursuant to which Company and its Subsidiaries (other than ComTrust) grant to Bank a first priority security interest in all accounts, chattel paper, documents, general intangibles, and inventory, wherever located and whether now owned or hereafter acquired, together with all replacements thereof, substitutions therefor, accessions thereto and all proceeds and products of all the foregoing.

         "Subsidiary" shall mean a corporation of which more than fifty percent (50%) of the outstanding voting stock (or other equity interests) is owned by Company, either directly or indirectly, through one or more intermediaries.

         "Tangible Net Worth" shall mean, as of any applicable date of determination, the excess of (i) the net book value of all assets of Company and its consolidated Subsidiaries excluding ComTrust (other than loans or advances to ComTrust and other than patents, patent rights, trademarks, trade names, franchises, copyrights, licenses, goodwill and similar intangible assets) after all appropriate deductions in accordance with GAAP (including, without limitation, reserves for doubtful receivables, obsolescence, depreciation and amortization), over (ii) all Debt of Company and its Subsidiaries (excluding ComTrust).

         "Transition Loan Balance" shall mean as of any date of determination, an amount equal to the outstanding principal balance of advances by Bank to Transition Management, Inc. under its line of credit from Bank, plus interest accrued thereon.

         "Working Capital" shall mean as of any date of detention, Current Assets as of such date less Current Liabilities as of such date.

         2.  THE INDEBTEDNESS: Revolving Credit

         2.1 Bank agrees to make Advances to Company at any time and from time to time from the effective date hereof until the Revolving Credit Maturity Date, not to exceed Fifteen Million Dollars ($15,000,000) in aggregate principal amount at any one time outstanding. All of the Advances under this Section 2 shall be evidenced by the Revolving Credit Note under which advances, repayments and readvances may be made, subject to the terms and conditions of this Agreement.

         2.2 The Revolving Credit Note shall mature on the Revolving Credit Maturity Date and each Advance from time to time outstanding thereunder shall bear interest at its Applicable Interest Rate. The amount and date of each Advance, its Applicable Interest Rate, its Interest Period, if applicable, and the amount and date of any repayment shall be noted on Bank's records, which records will be conclusive evidence thereof absent demonstrable error.



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         2.3 Company may request an Advance under this Section 2 upon the delivery to Bank of a Request for Advance executed by an authorized officer of Company, subject to the following:

         (a) each such Request for Advance shall set forth the information required on the Request for Advance form annexed hereto as Exhibit "A";

         (b) each such Request for Advance shall be delivered to Bank by 11:00 a.m. (Detroit, Michigan Time) on the proposed date of Advance;

         (c) the principal amount of such Advance, plus the amount of any outstanding indebtedness to be then combined therewith having the same Applicable Interest Rate and Interest Period, if any, shall be in the case of a Eurodollar-based Advance at least $1,000,000 or any larger amount in $500,000 increments;

         (d) a Request for Advance, once delivered to Bank, shall not be revocable by Company;

         (e) the amount of the requested Advance and the principal amount of all outstanding Advances shall not exceed an amount equal to the Borrowing Base then in effect.

         Bank may, at its option, lend under this Section 2 upon the telephone request of an authorized officer of Company and, in the event Bank makes any such advance upon a telephone request, the requesting officer shall, if so requested by Bank, mail to Bank, on the same day as such telephone request, a Request for Advance in the form attached as Exhibit "A". Company hereby authorizes Bank to disburse advances under this Section 2 pursuant to the telephone instructions of any person purporting to be an authorized officer of Company and Company shall bear all risk of loss resulting from disbursements made upon any telephone request. Each telephone request for an Advance shall constitute a certification of the matters set forth in the Request for Advance form as of the date of such requested Advance. If Bank honors a telephone request it shall deposit the Advance only in the account of Company with Bank.

         2.4 Company may prepay all or part of the outstanding balance of the Prime-based Advance(s) under the Revolving Credit Note at any time. Upon one (1) Business Day prior notice to Bank, Company may prepay all or part of any Eurodollar-based Advance, provided that the amount of any such partial prepayment shall be at least $250,000 and the unpaid portion of such Advance which is refunded or converted under Section 2.1 shall be subject to the limitations of Section 2.3(c) hereof. Any prepayment of a Prime-based Advance or a Eurodollar-based Advance on the last day of the Interest Period therefor made in accordance with this Section shall be without premium, penalty or prejudice to Company's right to reborrow under the terms of this Agreement. Any other prepayment shall be subject to the provisions of Section 4.1 hereof.

         2.5 Proceeds of Advances under the Revolving Credit Note shall be used solely for working capital purposes, to finance Permitted Acquisitions and to finance investments permitted by the terms of this Agreement.


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         2.6 The Revolving Credit Note and the Advances thereunder shall bear interest from the date thereof on the unpaid principal balance thereof from time to time outstanding, at a rate per annum equal to the Prime-based Rate or the Eurodollar-based Rate, as the Company may elect subject to the provisions of this Agreement. With respect to Prime-based Advances, interest shall be payable monthly on the first Business Day of each month, commencing on the first Business Day of the month following the month in which such Advance is made, and at maturity. With respect to Eurodollar-based Advances, interest shall be payable on the last day of each Interest Period applicable thereto; provided, however, if such Interest Period is longer than three months, interest shall be payable at the end of each period of three months following the first day of such Interest Period and on the last day of such Interest Period. Notwithstanding the foregoing, from and after the occurrence of any Event of Default (after taking into account all applicable notice and cure periods) and during the continuation thereof, the Advances during such Event of Default shall bear interest, payable on demand, at a rate per annum equal to: (i) in the case of Prime-based Advances, two percent (2%) above the Prime-based Rate; and (ii) in the case of a Eurodollar-based Advance, two percent (2%) above the rate which would otherwise be applicable under this Section until the end of the then current Interest Period, at which time such Advance shall bear interest at the rate provided for in clause (i) of this Section. Interest on all Advances shall be calculated on the basis of a 360 day year for the actual number of days elapsed. The interest rate with respect to any Prime-based Advance shall change on the effective date of any change in the Prime-based Rate. Each Advance under the Existing Agreement shall continue as an Advance under this Agreement with the same Applicable Interest Rate and Interest Period, if applicable.

         2.7 Each Interest Period for a Eurodollar-based Advance shall commence on the date such Eurodollar-based Advance is made or is converted from an Advance of another type pursuant to Section 2.8 hereof or on the last day of the immediately preceding Interest Period for such Eurodollar-based Advance, and shall end on the date one, two, three or six months thereafter, as the Company may elect as set forth below, subject to the following:

             (i) no Interest Period shall extend beyond the Revolving Credit Maturity Date;

             (ii) any Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless the next succeeding Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day, and when an Interest Period begins on a day which has no numerically corresponding day in the calendar month during which such Interest Period is to end, it shall end on the last Business Day of such calendar month.

Company shall elect the initial Interest Period applicable to a Eurodollar-based Advance by its notice of borrowing given to the Bank pursuant to Section 2.3 or by its notice of conversion given to the Bank pursuant to Section 2.8, as the case may be. Provided that no default or Event of Default shall have occurred and be continuing, Company may elect to continue an Advance as a Eurodollar-based Advance by giving irrevocable written or telephonic notice thereof to the Bank, on or before the last day of the then current Interest Period applicable to such Eurodollar-based Advance, specifying the duration of the succeeding Interest Period therefor. If the Bank does not receive timely notice of the




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election and the Interest Period elected by Company, Company shall be deemed to have elected to convert such Eurodollar-based Advance to a Prime-based Advance at the end of the then current Interest Period. Subject to the terms hereof, no more than four (4) Interest Periods shall be in effect at any one time with respect to the Revolving Credit Note.

         2.8 Provided that no Default or Event of Default shall have occurred and be continuing, Company may, on any Business Day, convert any outstanding Advance into an Advance of another type in the same aggregate principal amount, provided that any conversion of a Eurodollar-based Advance shall be made only on the last Business Day of the then current Interest Period applicable to such Advance. If Company desires to convert an Advance, they shall give the Bank prior written or telephonic notice, specifying the date of such conversion, the Advances to be converted, the type of Advance elected and, if the conversion is into a Eurodollar-based Advance, the duration of the first Interest Period therefor.

         2.9 From the date hereof until the termination of this Agreement, Company shall pay to Bank a commitment fee equal to one fifth of one percent (1/5%) per annum on the daily average amount by which Fifteen Million Dollars ($15,000,000) exceeds the sum of the outstanding principal amount of the Advances. The commitment fee shall be payable quarterly in arrears commencing October 1, 2000 and on the first day of each calendar quarter thereafter and shall be computed on the basis of a year of 360 days and assessed for the actual number of days elapsed. Accrued and unpaid commitment fee under the Existing Agreement shall be paid on October 1, 2000 or the earlier termination of this Agreement.

         2.10 The aggregate amount of outstanding Advances as of any date of determination shall not exceed an amount equal to the Borrowing Base as of such date. Company shall immediately make all payments necessary to comply with the provisions of this Section 2.10. Such payments shall be applied first to the Prime-based Advances and the remainder, if any, to Eurodollar-based Advances.

         3. [INTENTIONALLY LEFT BLANK]


         4. SPECIAL PROVISIONS, CHANGES IN CIRCUMSTANCES AND YIELD PROTECTION.

         4.1 If Company makes any payment of principal with respect to any Eurodollar-based Advance on any day other than the last day of the Interest Period applicable thereto (whether voluntarily, by acceleration, or otherwise), or if Company fails to borrow any Eurodollar-based Advance after notice has been given by Company to Bank in accordance with the terms hereof requesting such Advance, or if Company fails to make any payment of principal or interest when due in respect of a Eurodollar-based Advance, Company shall reimburse Bank on demand for any resulting loss, cost or expense incurred by Bank as a result thereof, including, without limitation, any such loss, cost or expense incurred in obtaining, liquidating, employing or redeploying deposits from third parties, whether or not Bank shall have funded or committed to fund such Advance. Such amount payable by Company to Bank may include, without limitation, an amount equal to the excess, if any, of (a) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, refunded or converted, for the period from the date of such prepayment or of such failure to borrow, refund or convert, through the last day of the relevant Interest Period, at the applicable rate of interest for said Advance(s) or principal under the Term Loan provided under this Agreement, over (b) the amount of interest (as reasonably determined by Bank) which would have accrued to Bank on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. Calculation of any amounts payable to Bank under this paragraph shall be made as though Bank shall have actually funded or committed to fund the relevant Eurodollar-based Advance through the purchase of an underlying deposit in an amount equal to the amount of such Advance and having a maturity comparable to the relevant Interest Period; provided, however, that Bank may fund any Eurodollar-based Advance in any manner it deems fit and the foregoing assumptions shall be utilized only for the purpose of the calculation of amounts payable under this paragraph. Upon the written request of Company, Bank shall deliver to Company a certificate setting forth the basis for determining such losses, costs and expenses, which certificate shall be conclusively presumed correct, absent manifest error.

         4.2 For any Interest Period for which the Applicable Interest Rate is the Eurodollar-based Rate, if Bank shall designate a Eurodollar Lending Office which maintains books separate from those of the rest of Bank, Bank shall have the option of maintaining and carrying the relevant Advance on the books of such Eurodollar Lending Office.

         4.3 If with respect to any Interest Period Bank reasonably determines that, by reason of circumstances affecting the foreign exchange and interbank markets generally, deposits in Eurodollars in the applicable amounts are not being offered to the Bank for such Interest Period, then Bank shall forthwith give notice thereof to the Company. Thereafter, until Bank notifies Company that such circumstances no longer exist, the obligation of Bank to make Eurodollar-based Advances, and the right of Company to convert an Advance to or refund an Advance as a Eurodollar-based Advance shall be suspended.

         4.4 If, after the date hereof, the introduction or implementation of, or any change in, any applicable law, rule or regulation or in the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by Bank (or its Eurodollar Lending Office) with any request or directive (whether or not having the force of law) of any such authority, shall make it unlawful or impossible for the Bank (or its

Eurodollar Lending Office) to honor its obligations hereunder to make or maintain any Advance with interest at the Eurodollar-based Rate, Bank shall forthwith give notice thereof to Company. Thereafter (a) the obligations of Bank to make Eurodollar-based Advances and the right of Company to convert an Advance or refund an Advance as a Eurodollar-based Advance shall be suspended and thereafter Company may select as Applicable Interest Rates only those which remain available, and (b) if Bank may not lawfully continue to maintain an Advance, to the end of the then current Interest Period applicable thereto, the Prime-based Rate shall be the Applicable Interest Rate for the remainder of such Interest Period.

         4.5 If the adoption or implementation after the date hereof, or any change after the date hereof in, any applicable law, rule or regulation of any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Bank (or its Eurodollar Lending Office) with any request or directive (whether or not having the force of law) made by any such authority, central bank or comparable agency after the date hereof:


         (a) shall subject Bank (or its Eurodollar Lending Office) to any tax, duty or other charge with respect to any Advance or the Note or shall change the basis of taxation of payments to Bank (or its Eurodollar Lending Office) of the principal of or interest on any Advance or any Note or any other amounts due under this Agreement in respect thereof (except for changes in the rate of tax on the overall net income of Bank or its Eurodollar Lending Office imposed by any jurisdiction in which Bank is organized or engaged in business); or

         (b) shall impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by Bank (or its Eurodollar Lending Office) or shall impose on Bank (or its Eurodollar Lending Office) or the foreign exchange and interbank markets any other condition affecting any Advance or the Note;

and the result of any of the foregoing is to increase the costs to Bank of maintaining any part of the indebtedness hereunder or to reduce the amount of any sum received or receivable by Bank under this Agreement or under the Note, by an amount deemed by the Bank to be material, then Bank shall promptly notify Company of such fact and demand compensation therefor and, within fifteen days after demand by Bank, Company agrees to pay to Bank such additional amount or amounts as will compensate Bank for such increased cost or reduction. A certificate of Bank setting forth the basis for determining such additional amount or amounts necessary to compensate Bank shall be conclusively presumed to be correct save for manifest error.

         4.6 In the event that at any time after the date of this Agreement any change in law such as described in Section 4.5 hereof shall require that the credit provided under Section 2 of this Agreement be treated as an asset or otherwise be included for purposes of calculating the appropriate amount of capital to be maintained by Bank or any corporation controlling Bank and such change has or would have the effect of reducing the rate of return on Bank's or Bank's parent's capital or assets as a consequence of the Bank's obligations hereunder to a level below that which Bank or Bank's parent would have achieved but for such change, then Bank shall notify Company and demand compensation therefor and, within fifteen days after demand by Bank, Company agrees to pay to Bank such additional amount or amounts as will compensate Bank for such reduction. Bank will promptly notify Company of any event of which it has knowledge which will entitle Bank to compensation pursuant to this Section. A certificate of Bank setting forth the basis for determining such additional amount or amounts necessary to compensate Bank shall be conclusively presumed to be correct save for demonstrable error.

         4.7 Upon the occurrence of any of the events described in Sections 4.3, 4.4, 4.5 or 4.6, Company may at its option, terminate this Credit Agreement and repay all Indebtedness without premium or penalty (except any payment required under Section 4.1 and only upon payment of all amounts accrued to the prepayment date under this Section 4) upon five (5) Business Days prior notice.

         5. CONDITIONS

         5.1 Company agrees to furnish Bank prior to the initial borrowing under this Agreement, in form and substance to be satisfactory to Bank, with (i) certified copies of resolutions of the Board of Directors of Company and the Guarantors evidencing approval of the borrowings and transactions contemplated hereunder; (ii) an opinion of Company's and the Guarantors' legal counsel; (iii) a certificate of good standing from the state of Company's and each Guarantor's incorporation and from the state(s) in which they are required to be qualified to do business; and (iv) such other documents and instruments as Bank may reasonably require.

         5.2 As security for all indebtedness of Company to Bank hereunder, Company agrees to furnish, execute and deliver to Bank, or cause to be furnished, executed and delivered to Bank, prior to or simultaneously with the initial borrowing hereunder, in form to be satisfactory to Bank and supported by appropriate resolution in certified form authorizing same, the following:

         (a) The Security Agreements;

         (b) The Guaranties;

         (c) Financing Statements required or requested by Bank to perfect all security interests to be conferred upon Bank under this Agreement and to accord Bank a perfected first priority security position under the Uniform Commercial Code (subject only to the encumbrances permitted hereunder);

         (d) Such other documents or agreements of security and appropriate assurances of validity and perfected first priority of lien or security interest as Bank may reasonably request at any time.

         6. REPRESENTATIONS AND WARRANTIES

         Company represents and warrants and such representations and warranties shall be deemed to be continuing representations and warranties during the entire life of this Agreement:

         6.1 It and each of its Subsidiaries is a corporation duly organized and existing in good standing under the laws of their respective states of incorporation; it and each of its Subsidiaries is duly qualified and authorized to do business as a foreign corporation in each jurisdiction where the character of their assets or the nature of their activities makes such qualification necessary and where failure to so qualify could reasonably be expected to have a material adverse effect on Company and its Subsidiaries (taken as a whole); execution, delivery and performance of this Agreement, and any other documents and instruments required under this Agreement, and the issuance of the Note by Company are within its corporate powers, have been duly authorized, are not in contravention of law or the terms of Company's Articles of Incorporation or Bylaws, and do not require the consent or approval of any governmental body, agency or authority; and this Agreement and any other documents and instruments required under this Agreement, when issued and delivered under this Agreement, will be valid and binding in accordance with their terms.

         6.2 The execution, delivery and performance of this Agreement and any other documents and instruments required under this Agreement, and the issuance of the Note by Company, are not in contravention of the unwaived terms of any indenture, agreement or undertaking to which Company is a party or by which it is bound.

         6.3 No litigation or other proceeding before any court or administrative agency is pending, or to the knowledge of the officers of Company is threatened against Company or any of its Subsidiaries, the outcome of which could materially impair Company's or any of its Subsidiaries' financial condition or its ability to carry on its business.

         6.4 Except for those arising in connection with leases of equipment, there are no security interests in, liens, mortgages, or other encumbrances on any of Company's or any of its Subsidiaries' assets, except to Bank, or as permitted in this Agreement.

         6.5 As of the date of execution of this Agreement, there are no Subsidiaries of Company except the Subsidiaries listed in attached Schedule 6.5.

         6.6 There exists no default by Company or any Subsidiary under the provisions of any instrument evidencing any permitted debt or of any agreement relating thereto.

         6.7 Neither Company nor any Subsidiary maintains or contributes to any Pension Plans subject to ERISA except the plans listed on attached Schedule 6.7 ("Pension Plans"). The "unfunded past service liability" of the Pension Plans, as of December 31, 1999, was approximately as noted on attached Schedule 6.7, and there is no accumulated funding deficiency within the meaning of ERISA, or any existing liability with respect to the Pension Plans owed to the Pension Benefit Guaranty Corporation or any successor thereto.

         6.8 The balance sheet and operating statements of Company and its consolidated Subsidiaries dated December 31, 1999, previously furnished Bank, is complete and correct and fairly presents the financial condition of Company and its consolidated Subsidiaries and the results of its and their operations; since said date there has been no material adverse change in the financial condition of Company and its consolidated Subsidiaries; to the knowledge of Company's officers, neither Company nor any Subsidiary has any contingent obligations as of such date (including any liability for taxes) not disclosed by or reserved against in said balance sheet, and at the present time there are no material unrealized or anticipated losses from any present commitment of Company or any of its consolidated Subsidiaries.

         6.9 All material tax returns and tax reports of Company and its Subsidiaries required by law to be filed have been duly filed or extensions obtained, and all taxes, assessments and other governmental charges or levies (other than those presently payable without penalty and those currently being contested in good faith for which adequate reserves have been established) upon Company and its Subsidiaries (or any of its or their properties) which are due and payable have been paid. The charges, accruals and reserves on the books of Company and its Subsidiaries in respect of the Federal income tax for all periods are adequate in the opinion of Company.

         6.10 Company and its Subsidiaries are, in the conduct of their business, in compliance in all material respects with all federal, state or local laws, statutes, ordinances and regulations applicable to it, the enforcement of which, if they were not in compliance, would adversely affect their business or the value of their property or assets. Company and its Subsidiaries have all approvals, authorizations, consents, licenses, orders and other permits of all governmental agencies and authorities, whether federal, state or local, required to permit the operation of their business as presently conducted, except such approvals, authorizations, consents, licenses, orders and other permits with respect to which the failure to have can be cured without having an adverse effect on the operation of such business.

         6.11 No representation or warranty by Company in this Agreement, nor any written statement or certificate (including financial statements) furnished or to be furnished to Bank pursuant hereto contains or will contain any materially untrue statement of any fact or omits or will omit to state a fact necessary to make such representation, warranty, statement or certificate not misleading.

         6.12 Neither Company nor any Subsidiary is a party to any litigation or administrative proceeding, nor so far as is known by Company is any litigation or administrative proceeding threatened against Company or any Subsidiary, which in either case (A) asserts or alleges that Company or any Subsidiary violated Environmental Laws, (B) asserts or alleges that Company or any Subsidiary is required to clean up, remove, or take remedial or other response action due to the disposal, depositing, discharge, leaking or other release of any hazardous substances or materials, or (C) asserts or alleges that Company or any Subsidiary is required to pay all or a portion of the cost of any past, present, or future cleanup, removal or remedial or other response action which arises out of or is related to the disposal, depositing, discharge, leaking or other release of any hazardous substances or materials by Company or any Subsidiary.

         6.13 To the best knowledge of Company, there are no conditions existing currently or likely to exist during the term of this Agreement which would subject Company or any Subsidiary to damages, penalties, injunction relief or cleanup costs under any applicable Environmental Laws or which require or are likely to require cleanup, removal, remedial action or other response pursuant to applicable Environmental Laws by Company or any Subsidiary the cost of which is likely to exceed $25,000.

         6.14 Neither Company nor any Subsidiary is subject to any judgment, decree, order or citation related to or arising out of applicable Environmental Laws noncompliance with which is reasonable likely to have a material adverse effect on Company or any Subsidiary and to the best knowledge of the Company, neither Company nor any Subsidiary has been named or listed as a potentially responsible party by any governmental body or agency in a matter arising under any applicable Environmental Laws involving a potential cost in excess of $25,000.

         6.15 Company and it Subsidiaries have all material permits, licenses and approvals required under applicable Environmental Laws.

         6.16 Company is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended, or is exempt from the provisions of such act. Company is not engaged principally, or as one of its important activities, directly or indirectly, in the business of extending credit for the purpose of purchasing or carrying margin stock, and none of the proceeds of any of the loans hereunder will be used, directly or indirectly, for any purpose which would violate the provisions of Regulation U or X of the Board of Governors of the Federal Reserve System. Terms for which meanings are provided in Regulation U of the Board of Governors of the Federal Reserve System or any regulations substituted therefor, as from time to time in effect, are used in this paragraph with such meanings.

         6.17 The Subsidiaries listed in Schedule 6.17 do not have any material assets, conduct no business activities and are in the process of being dissolved.

         7. AFFIRMATIVE COVENANTS

         Company covenants and agrees that it will, so long as Bank is committed to make any Advances under this Agreement and so long as any Indebtedness remains outstanding under this Agreement:

         7.1 Furnish Bank:

         (a) within ninety (90) days after and as of the end of each of Company's fiscal years, (i) a detailed consolidated audit report of Company and its consolidated Subsidiaries certified to by Grant Thornton LLP or other independent certified public accountants reasonably satisfactory to Bank and (ii) the unaudited consolidating financial statements of Company and its consolidated Subsidiaries certified by an authorized officer of Company;

         (b) within forty five (45) days after and as of the end of each month, a consolidated and consolidating balance sheet and statement of profit and loss and surplus reconciliation of Company and its consolidated Subsidiaries certified by an authorized officer of Company;

         (c) promptly after the filing thereof, copies of each filing by Company with the Federal Securities and Exchange Commission;

         (d) such information as required by the terms and conditions of the Security Agreements;

         (e) on or before ten (10) days after and as of the end of each Aging Date, an aging of Accounts in form acceptable to Bank;

         (f) on each date on which Company makes a Permitted Investment, a certificate in form acceptable to Bank specifying the investment to be made and certifying that the conditions set forth in the definition of Permitted Investments have been satisfied with respect to such investment;

         (g) promptly, and in form to be satisfactory to Bank, such other information as Bank may request from time to time.

         7.2 Maintain as of the end of each fiscal quarter, Liquidity of not less than $5,000,000.

         7.3 Maintain as of the end of each month, Working Capital of not less than $18,000,000.

         7.4 Maintain for each month, earnings from operations (earnings prior to interest income and interest expense, gains on sale of assets or securities, all other extraordinary gains, writedowns of goodwill to the extent not exceeding $10,000,000 taken prior to December 31, 2000 and writedowns of fixed assets to the extent not exceeding $1,000,000 taken prior to December 31, 2000, determined on a consolidated basis, but excluding ComTrust, and determined on a cumulative basis until December 31, 2000 and on a quarterly basis thereafter) of not less than the following amounts for the months specified below:

                      Month                                        Amount
                      -----                                        ------

                  August, 2000                                  $(3,000,000)
                  September, 2000                                 $(750,000)
                  October, 2000                                 $(1,900,000)
                  November, 2000                                  $(250,000)
                  December, 2000                                   $250,000
                  January, 2001                                          $0
                  February, 2001                                         $0
                  March, 2001 and each month thereafter            $100,000

         7.5 Pay and discharge, and cause its Subsidiaries to pay and discharge, all taxes and other governmental charges and all contractual obligations calling for the payment of money, before the same shall become overdue, unless and to the extent only that such payment is being contested in good faith.

         7.6 Maintain, and cause its Subsidiaries to maintain, insurance coverage on their physical assets and against other business risks in such amounts and of such types as are customarily carried by companies similar in size and nature, and in the event of acquisition of additional property, real or personal, or of incurrence of additional risks of any nature, increase such insurance coverage in such manner and to such extent as prudent business judgment and present practice would dictate; and in the case of all policies covering property mortgaged or pledged to Bank or property in which Bank shall have a security interest of any kind whatsoever, other than those policies protecting against casualty liabilities to strangers, all such insurance policies shall provide that the loss payable thereunder shall be payable to Company and Bank as their respective interests may appear; copies of all said policies, including all endorsements thereon and those required hereunder, to be deposited with Bank.

         7.7 Permit, and cause its Subsidiaries to permit, Bank, through its authorized attorneys, accountants, and representatives, to examine Company's and its Subsidiaries' books, accounts, records, ledgers and assets of every kind and description at all reasonable times upon oral or written request of Bank.

         7.8 Promptly notify Bank of any condition or event which constitutes or with the running of time and/or the giving of notice would constitute a default under this Agreement, and promptly inform Bank of any material adverse change in Company's or any Subsidiary's financial condition.

         7.9 Furnish to the Bank concurrently with the delivery of each of the financial statements required by Section 6.1(a) and (b) hereof, a statement in the form of attached Exhibit "E" prepared and certified by the chief financial officer of Company (or in his absence, a responsible senior officer of Company)
(a) setting forth all computations necessary to show compliance by Company with the financial covenants contained in Sections 7.2, 7.3 and 7.4 of this Agreement as of the date of such financial statements, (b) stating that as of the date thereof, no condition or event which constitutes an event of default or which with the running of time and/or the giving of notice would constitute an event of default has occurred and is continuing, or if any such event or condition has occurred and is continuing or exists, specifying in detail the nature and period of existence thereof and any action taken with respect thereto taken or contemplated to be taken by Company and (c) stating that the signer has personally reviewed this Agreement and that such certificate is based on an examination sufficient to assure that such certificate is accurate.

         7.10 Maintain in good standing, and cause each Subsidiary to maintain in good standing, all licenses required by the State of Michigan, or any agency thereof, or other governmental authority that may be necessary or required for Company or any Subsidiary to carry on its general business objects and purposes.

         7.11 Furnish, and cause each Subsidiary (other than ComTrust) to furnish, Bank, upon Bank's request, in form satisfactory to Bank with pledges, assignments, mortgages, lien instruments or other security instruments covering any or all of Company's and each Subsidiary's real or personal property, of every nature and description, whether now owned or hereafter acquired, to the extent that Bank may in its sole reasonable discretion require.

         7.12 Comply, and cause each Subsidiary to comply, with all material requirements imposed by ERISA as presently in effect or hereafter promulgated including, but not limited to, the minimum funding requirements of the Pension Plans.

         7.13 Promptly notify Bank after the occurrence thereof in writing of any of the following events:

         (a) the termination of Company's or any Subsidiary's Pension Plan pursuant to Subtitle C of Title IV of ERISA or otherwise;

         (b) the appointment of a trustee by a United States District Court to administer the Pension Plan;

         (c) the commencement by the Pension Benefit Guaranty Corporation ("PBGC"), or any successor thereto of any proceeding to terminate the Company's or any Subsidiary's Pension Plan;

         (d) the failure of the Company's or any Subsidiary's Pension Plan to satisfy the minimum funding requirements for any plan year as established in Section 412 of the Internal Revenue Code of 1954, as amended;

         (e) the withdrawal of the Company or any Subsidiary from a Pension Plan; or

         (f) a reportable event, within the meaning of Title IV of ERISA, which Company is required to report to the PBGC.

         7.14 Company shall cause each person (other than ComTrust) which now is or hereafter becomes a Subsidiary to deliver to Bank, in accordance with this
Section 7.14, a fully executed guaranty agreement in the form attached as Exhibit "D" and such other instruments and documents related to such guaranty as Bank shall reasonably request, including, without limitation, a Security Agreement. Within ten (10) Business Days after a person becomes a Subsidiary, Company shall notify Bank of such occurrence in writing. The guaranty and other documents to be executed and delivered pursuant to this Section 7.14 shall be delivered to Bank within five (5) days after the date such notice is required.

         8. NEGATIVE COVENANTS

         Company covenants and agrees that so long as Bank is committed to make any Advances under this Agreement and so long as any Indebtedness remains outstanding under this Agreement, it will not, and it will cause its Subsidiaries (other than ComTrust) not to, without the prior written consent of
Bank:

         8.1 Purchase, acquire or redeem any of its capital stock or make any material change in its capital structure or general business objects or purpose.

         8.2 Enter into any merger or consolidation or sell, lease, transfer, or dispose of all, substantially all, or any part of its assets, except in the ordinary course of its business and except for any merger in connection with a Permitted Acquisition provided that Company is the survivor.

         8.3 Guarantee, endorse, or otherwise become secondarily liable for or upon the obligations of others, except (i) by endorsement for deposit in the ordinary course of business, (ii) guaranties in favor of Bank and (iii) unsecured guaranties in an amount not exceeding $1,000,000 in the aggregate in effect at any one time.

         8.4 Become or remain obligated for any indebtedness for borrowed money, or for any indebtedness incurred in connection with the acquisition of any property, real or personal, tangible or intangible, except:

         (a) indebtedness to Bank;

         (b) current unsecured trade, utility or non-extraordinary accounts payable arising in the ordinary course of Company's business;

         (c) indebtedness described in attached Schedule 8.4; and

         (d) purchase money indebtedness in an amount not exceeding $1,000,000 in the aggregate at any time outstanding.

         8.5 Purchase or otherwise acquire or become obligated for the purchase of all or substantially all of the assets or business interests of any person, firm or corporation or any shares of stock of any corporation, trusteeship or association or in any other manner effectuate or attempt to effectuate an expansion of present business by acquisition, other than the Permitted Acquisitions.

         8.6 Make or allow to remain outstanding any investment (whether such investment shall be of the character of investment in shares of stock, evidences of indebtedness or other securities or otherwise) in, or any loans or advances to, any person, firm, corporation or other entity or association, except:

         (a) advances in the ordinary course of business to officers in an amount not exceeding $250,000 in the aggregate at any time outstanding;

         (b) Permitted Investments;

         (c) short-term investments of cash in cash equivalents for the purposes of cash management in accordance with Company's normal business practices;

         (d) investments by Company in a Subsidiary which is a Guarantor;

         (e) investments by Company in ComTrust in an aggregate amount not exceeding $5,000,000.

         8.7 Affirmatively pledge or mortgage any of its assets, whether now owned or hereafter acquired, or create, suffer or permit to exist any lien, security interest in, or encumbrance thereon, except:

         (a) to Bank;

         (b) the Permitted Liens;

         (c) liens described in attached Schedule 8.7; and

         (d) liens and security interests upon fixed assets acquired by Company or a Subsidiary after the date of this Agreement (including by virtue of a Capital Lease) provided that (i) any such lien or security interest is created solely for the purpose of securing indebtedness representing, or incurred to finance, the cost of the item of property subject thereto; (ii) the principal amount of the indebtedness secured by such lien does not exceed 100% of the fair value of the property at the time it was acquired, and (iii) the lien or security interest does not cover any other property other than such item of property.

         8.8 Sell, assign, transfer or confer a security interest in any account, contract, note, trade acceptance or other receivable, except to Bank.

         8.9 Enter into, maintain, or make contribution to, directly or indirectly, any Pension Plan that is subject to ERISA, except the Pension Plans.

         8.10 Enter into or allow to exist any agreement, document or instrument which would restrict or prevent Company or any Subsidiary from granting Bank liens upon, security interests in and pledges of its assets which are senior in priority to all other liens and encumbrances.

         8.11 Engage in any business other than the Business of the Company.

         8.12 Declare or pay any dividends or make any other distribution upon its shares of capital stock except dividends payable in the capital stock of Company

         8.13 Enter into any transaction or series of transactions with any Affiliate other than on terms and conditions as favorable to Company as would be obtainable in a comparable arms-length transaction with a Person other than a Affiliate.

         9. ENVIRONMENTAL PROVISIONS

         9.1 Company shall comply, and shall cause its Subsidiaries to comply, in all material respects with all applicable Environmental Laws.

         9.2 Company shall provide to Bank, immediately upon receipt, copies of any correspondence, notice, pleading, citation, indictment, complaint, order, decree, or other document from any source asserting or alleging a circumstance or condition which requires or may require a financial contribution by Company or any Subsidiary in an amount in excess of $25,000 or a cleanup, removal, remedial action, or other response by or on the part of Company or any Subsidiary under applicable Environmental Laws involving a cost in excess of $25,000 or which seeks damages or civil, criminal or punitive penalties involving an amount in excess of $25,000 from Company or any Subsidiary for an alleged violation of Environmental Laws.

         9.3 Company shall promptly notify Bank in writing as soon as Company becomes aware of any condition or circumstance which makes the environmental warranties contained in this Agreement incomplete or inaccurate in any material respect as of any date.

         9.4 In the event of any condition or circumstance that makes any environmental warranty, representation and/or agreement incomplete or inaccurate in any material respect as of any date, Company shall, at the reasonable request of Bank, at Company's sole expense, retain an environmental consultant, reasonably acceptable to Bank, to conduct a thorough and complete environmental audit regarding the changed condition and/or circumstance and any environmental concerns arising from that changed condition and/or circumstance. A copy of the environmental consultant's report will be promptly delivered to Bank upon completion.

         9.5 At any time Company or any Subsidiary, directly or indirectly through any consultant or other representative, determines to undertake an environmental audit, assessment or investigation, Company shall promptly provide Bank with written notice of the initiation of the environmental audit, fully describing the purpose and intended scope of the environmental audit. Upon receipt, Company will promptly provide to Bank copies of all final findings and conclusions of any such environmental investigation. Preliminary findings and conclusions shall be provided if final reports have not been completed and delivered to Bank within 60 days following completion of the preliminary findings and conclusions.

         9.6 Company hereby indemnifies, saves and holds Bank and any of its past, present and future officers, directors, shareholders, employees, representatives and consultants harmless from any and all loss, damages, suits, penalties, costs, liabilities and expenses (including but not limited to reasonable investigation, environmental audit(s), and legal expenses) arising out of any claim, loss or damage of any property, injuries to or death of persons, contamination of or adverse affects on the environment, or any violation of any applicable Environmental Laws, caused by or in any way related to property owned by Company or any Subsidiaries, or due to any acts of Company, its officers, directors, shareholders, employees, consultants and/or representatives; provided, however, that the foregoing indemnification shall not be applicable when arising from events or conditions occurring while the Bank is in sole possession (subject to the rights of any creditors of Company) of the property. In no event shall Company be liable hereunder for any loss, damages, suits, penalties, costs, liabilities or expenses arising from any act of gross negligence or willful misconduct of Bank, or its agents or employees.

         10. EVENTS OF DEFAULT

         10.1 Upon occurrence of any of the following events of default:

         (a) non-payment of any installment of the principal on the Note when due in accordance with the terms thereof, or upon non-payment of any installment of interest on the Note or any other outstanding Indebtedness when due in accordance with the terms thereof, and in the case of interest and Indebtedness other than principal on the Note, continuance thereof for five (5) days;

         (b) default in the observance or performance of any of the conditions, covenants or agreements of Company set forth in
               Section 7.2, 7.3, 7.4, 7.8 (with respect to notification of defaults) or Section 8;

         (c) default in the observance or performance of any of the conditions, covenants or agreements of Company (i) set forth in
               Section 7.1(a), 7.1(b) or 7.9 and continuance thereof for ten
               (10) days or (ii) set forth in Section 7.1(e) and continuance thereof for two (2) Business Days;

         (d) default in observance or performance of any of the other conditions, covenants or agreements of Company herein set forth, and continuance thereof for thirty (30) days after written notice to Company by Bank;

         (e) any material representation or warranty made by Company herein or by Company or any Guarantor in any instrument submitted pursuant hereto proves untrue in any material respect when made or deemed made;

         (f) default in the observance or performance of any of the conditions, covenants or agreements of Company, any Subsidiary or any Guarantor set forth in any collateral document of security which may be given to secure the indebtedness hereunder or in any other document related to or connected with this Agreement or the indebtedness hereunder;

         (g) default in the payment of any other obligation of Company, any Subsidiary or any Guarantor for borrowed money in an aggregate amount in excess of One Hundred

               Thousand Dollars ($100,000), or in the observance or performance of any conditions, covenants or agreements related or given with respect to any obligations for borrowed money in an aggregate amount in excess of One Hundred Thousand Dollars ($100,000) sufficient to permit the holder thereof to accelerate the maturity of such obligation;

         (h) judgments for the payment of money in excess of the sum of One Hundred Thousand Dollars ($100,000) in the aggregate shall be rendered against Company, any Subsidiary or any Guarantor and such judgments shall remain unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period of thirty (30) consecutive days from the date of its entry and such judgment is not covered by insurance from a solvent insurer who is defending such action;

         (i) the occurrence of any "reportable event", as defined in the Employee Retirement Income Security Act of 1974 and any amendments thereto, which is determined to constitute grounds for termination by the Pension Benefit Guaranty Corporation of any employee pension benefit plan maintained by or on behalf of Company or any Subsidiary for the benefit of any of its employees or for the appointment by the appropriate United States District Court of a trustee to administer such plan and is reasonably likely that the occurrence of such event would result in a material adverse effect on Company, and such reportable event is not corrected and such determination is not revoked within thirty
               (30) days after notice thereof has been given to the plan administrator or Company; or the institution of proceedings by the Pension Benefit Guaranty Corporation to terminate any such employee benefit pension plan or to appoint a trustee to administer such plan; or the appointment of a trustee by the appropriate United States District Court to administer any such employee benefit pension plan;

         (j) if there shall be any change for any reason in the management or control of Company which in the reasonable judgment of Bank adversely affects Company;

         (k)   any revocation of any of the Guaranties;

then, or at any time thereafter, unless such default is remedied, Bank may give notice to Company declaring all outstanding indebtedness hereunder and under the Note to be due and payable, whereupon all indebtedness then outstanding hereunder and under the Note shall immediately become due and payable without further notice and demand, and Bank's shall not be obligated to make further Advances.

         10.2 If a creditors' committee shall have been appointed for the business of Company or any Guarantor in connection with any bankruptcy or insolvency; or if Company or any Guarantor shall have made a general assignment for the benefit of creditors or shall have been adjudicated bankrupt, or shall have filed a voluntary petition in bankruptcy or for reorganization or to effect a plan or arrangement with creditors; or shall file an answer to a creditor's petition or other petition filed against it, admitting the material allegations thereof for an adjudication in bankruptcy or for reorganization; or shall have applied for or permitted the appointment of a receiver, or trustee or custodian for any of its property or assets; or such receiver, trustee or custodian shall have been appointed for any of its property or assets (otherwise than upon application or consent of Company or a Guarantor as applicable), and such receiver, trustee or custodian so appointed shall not have been discharged within sixty (60) days after the date of his appointment or if an order shall be entered and shall not be dismissed or stayed within sixty (60) days from its entry, approving any petition for reorganization of Company or any Guarantor; then the Note and all indebtedness then outstanding hereunder shall automatically become immediately due and payable and Bank shall not be obligated to make further Advances.

         10.3 Upon the occurrence and during the continuance of an Event of Default, unless all of the Indebtedness is then immediately fully paid, Bank shall have and may exercise any one or more of the rights and remedies for which provision is made for a secured party under the UCC, under the Security Agreements or under any other document contemplated hereby or for which provision is provided by law or in equity, including, without limitation, the right to take possession and sell, lease or otherwise dispose of any or all of the collateral and to set off against the Indebtedness any amount owing by Bank to Company and/or any property of Company in possession of Bank. Company agrees, upon request of Bank, to assemble the collateral and make it available to Bank at any place designated by Bank which is reasonably convenient to Bank and Company.

         10.4 All of the Indebtedness shall constitute one loan secured by Bank's security interest in the collateral and by all other security interests, mortgages, liens, claims, and encumbrances now and from time to time hereafter granted from Company to Bank. Upon the occurrence and during the continuance of an Event of Default which is not cured within the cure period, if any, provided hereunder, Bank may in its sole discretion apply the collateral to any portion of the Indebtedness. The proceeds of any sale or other disposition of the Collateral authorized by this Agreement shall be applied by Bank, first upon all expenses authorized by the Michigan Uniform Commercial Code (or other applicable law) or otherwise in connection with the sale and all reasonable attorneys' fees and legal expenses incurred by Bank; the balance of the proceeds of such sale or other disposition shall be applied in the payment of the Indebtedness, first to interest, then to principal, then to other Indebtedness and the surplus, if any, shall be paid over to Company or to such other Person or Persons as may be entitled thereto under applicable law. Company shall remain liable for any deficiency, which Company shall pay to Bank immediately upon demand.

         10.5 The remedies provided for herein are cumulative to the remedies for collection of the Indebtedness as provided by law, in equity or by any mortgage, security agreement or other document contemplated hereby. Nothing herein contained is intended, nor shall it be construed, to preclude Bank from pursuing any other remedy for the recovery of any other sum to which Bank may be or become entitled for the breach of this Agreement by Company.

         11. MISCELLANEOUS

         11.1 This Agreement shall be binding upon and shall inure to the benefit of Company and Bank and their respective successors and assigns, except that the credit provided for under this Agreement and no part thereof and no obligation of Bank hereunder shall be assignable or otherwise transferable by Company.

         11.2 Company shall pay all closing costs and expenses, including, by way of description and not limitation, reasonable outside attorney fees and lien search fees incurred by Bank in connection with the commitment, consummation and closing of this Agreement. All of said amounts required to be paid by Company may, at Bank's option, be charged by Bank as an advance against the proceeds of the Note. All costs, including reasonable attorney fees incurred by Bank in protecting or enforcing any of its or any of the Bank's rights against Company or any collateral or in defending Bank from any claims or liabilities by any party or otherwise incurred by Bank in connection with an event of default or the enforcement of this Agreement or the related documents, including by way of description and not limitation, such charges in any court or bankruptcy proceedings or arising out of any claim or action by any person against Bank which would not have been asserted were it not for Bank's relationship with Company hereunder, shall also be paid by Company.

         11.3 Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP.

         11.4 No delay or failure of Bank in exercising any right, power or privilege hereunder shall affect such right, power or privilege, nor shall any single or partial exercise thereof preclude any further exercise thereof, or the exercise of any other power, right or privilege. The rights of Bank under this Agreement are cumulative and not exclusive of any right or remedies which Bank would otherwise have.

         11.5 All notices with respect to this Agreement shall be deemed to be completed upon mailing by certified mail to the following:

                  To Company:
                  4000 Town Center
                  Suite 1100
                  Southfield, Michigan 48075
                  Attention: Mr. James T. House, Chief Financial Officer

                  To Bank:
                  One Detroit Center
                  500 Woodward Avenue
                  Detroit, Michigan 48226
                  Attention: Metropolitan Loan Division F/Group Manager

         11.6 This Agreement and the Note have been delivered at Detroit, Michigan, and shall be governed by and construed and enforced in accordance with the laws of the State of Michigan. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

         11.7 No amendments or waiver of any provisions of this Agreement nor consent to any departure by Company therefrom shall in any event be effective unless the same shall be in writing and signed by the Bank, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No amendment, waiver or consent with respect to any provision of this Agreement shall affect any other provision of this Agreement.

         11.8 All sums payable by Company to Bank under this Agreement or the other documents contemplated hereby shall be paid directly to Bank at its principal office set forth in Section 11.5 hereof in immediately available United States funds, without set off, deduction or counterclaim. In its sole discretion, Bank may charge any and all deposit or other accounts (including without limit an account evidenced by a certificate of deposit) of Company with Bank for all or a part of any Indebtedness then due; provided, however, that this authorization shall not affect Company's obligation to pay, when due, any Indebtedness whether or not account balances are sufficient to pay amounts due.

         11.9 Any payment of the Indebtedness made by mail will be deemed tendered and received only upon actual receipt by Bank at the address designated for such payment, or at any other branch of Bank where Company maintains accounts whether or not Bank has authorized payment by mail or any other manner, and shall not be deemed to have been made in a timely manner unless received on the date due for such payment, time being of the essence. Company expressly assumes all risks of loss or liability resulting from non-delivery or delay of delivery of any item of payment transmitted by mail or in any other manner. Acceptance by Bank of any payment in an amount less than the amount then due shall be deemed an acceptance on account only, and the failure to pay the entire amount then due shall be and continue to be an Event of Default, and at any time thereafter and until the entire amount then due has been paid, Bank shall be entitled to exercise any and all rights conferred upon it herein upon the occurrence of an Event of Default. Upon the occurrence and during the continuance of an Event of Default, Company waives the right to direct the application of any and all payments at any time or times hereafter received by Bank from or on behalf of Company. Upon the occurrence and during the continuance of an Event of Default, Company agrees that Bank shall have the continuing exclusive right to apply and to reapply any and all payments received at any time or times hereafter against the Indebtedness in such manner as Bank may deem advisable, notwithstanding any entry by Bank upon any of its books and records. Company expressly agrees that to the extent that Bank receives any payment or benefit and such payment or benefit, or any part thereof, is subsequently invalidated, declared to be fraudulent or preferential, set aside or is required to be repaid to a trustee, receiver, or any other party under any bankruptcy act, state or federal law, common law or equitable cause, then to the extent of such payment or benefit, the Indebtedness or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or benefit had not been made and, further, any such repayment by Bank, to the extent that Bank did not directly receive a corresponding cash payment, shall be added to and be additional Indebtedness payable upon demand by Bank.

         11.10 In the event Company's obligation to pay interest on the principal balance of the Note is or becomes in excess of the maximum interest rate which Company is permitted by law to contract or agree to pay, giving due consideration to the execution date of this Agreement, then, in that event, the rate of interest applicable shall be deemed to be immediately reduced to such maximum rate and all previous payments in excess of such maximum rate shall be deemed to have been payments in reduction of principal and not of interest.

         11.11 This Agreement shall become effective upon the execution hereof by Bank and Company.

         11.12 Bank agrees that it will not disclose without the prior consent of Company (other than to its employees, its Affiliates, or to its auditors or counsel) any information with respect to Company or any Subsidiary, which is furnished pursuant to this Agreement or any of the Loan Documents; provided that Bank may disclose any such information (a) as has become generally available to the public or has been lawfully obtained by Bank from any third party under no duty of confidentiality to Company or a Subsidiary, as applicable, (b) as may be required in any report, statement or testimony submitted to, or in respect to any inquiry, by, any municipal, state or federal regulatory body having or claiming to have jurisdiction over Bank, including the Board of Governors of the Federal Reserve System of the United States, the Office of the Comptroller of the Currency or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors,
(c) as may be required in respect to any summons or subpoena or in connection with any litigation, (d) in order to comply with any law, order, regulation or ruling applicable to Bank, and (e) to any transferee or assignee or to any participant of, or with respect to, the Note.

         WITNESS the due execution hereof as of the day and year first above written.


COMERICA BANK                           SUPERIOR CONSULTANT HOLDINGS CORPORATION



By: /s/ NORMAN L. BIRD                  By: /s/ JAMES T. HOUSE
   -----------------------                 -------------------------------------
   Norman L. Bird                          James T. House
Its: Vice President                     Its: Vice President and Chief
                                             Financial Officer

                                   EXHIBIT "A"

                               REQUEST FOR ADVANCE


         Pursuant to the Credit Agreement dated as of September 12, 2000, (herein called "Agreement"), the undersigned hereby requests COMERICA BANK to make a( an) __________ */ Advance to the undersigned on __________, ___, in the amount of ___________ DOLLARS, ($_________ ) under the Revolving Credit Note dated September 12, 2000, issued by the undersigned to said Bank (herein called "Note"). The Interest Period for the requested Advance, if applicable, shall be __________ **/. The last day of the Interest Period for the amounts being converted or refunded hereunder, if applicable, is _____________, ____.

         The undersigned certifies that no event has occurred or condition exists which constitutes, or with the passage of time and/or giving of notice would constitute, a default under the Agreement or the Note, and none will exist upon the making of the Advance requested hereunder.

         The undersigned hereby authorizes said Bank to disburse the proceeds of this Request for Advance by crediting the account of the undersigned with Bank separately designated by the undersigned or as the undersigned may otherwise direct, unless this Request for Advance is being submitted for a conversion or refunding, in which case it shall refund or convert that portion stated above of the existing outstandings under the Note.

         Dated this ___________ day of _____________________________ ,_________.



                                        SUPERIOR CONSULTANT HOLDINGS CORPORATION




                                        By:
                                           -------------------------------------

                                        Its:
                                            ------------------------------------


- --------
     */Insert, as applicable, "Eurodollar-based", or "Prime-based".

     **/For a Eurodollar-based Advance insert, as applicable, "one month", "two months", "three months" or "six months".

                                   EXHIBIT "B"

                              REVOLVING CREDIT NOTE


                                                              Detroit, Michigan
$15,000,000                                                   September 12, 2000


         On or before the Revolving Credit Maturity Date, FOR VALUE RECEIVED, Superior Consultant Holdings Corporation, a Delaware corporation, (herein called "Company") promises to pay to the order of COMERICA BANK, a Michigan banking corporation (herein called "Bank") at its Main Office at 500 Woodward Avenue, Detroit, Michigan, in lawful money of the United States of America the indebtedness or so much of the sum of Fifteen Million Dollars ($15,000,000) as may from time to time have been advanced and then be outstanding hereunder pursuant to the Credit Agreement dated as of September 12, 2000, made by and between Company and Bank (herein called "Agreement"), together with interest thereon as hereinafter set forth.

         Each of the Advances hereunder shall bear interest at the Applicable Interest Rate from time to time applicable thereto under the Agreement or as otherwise determined thereunder, and interest shall be computed, assessed and payable as set forth in the Agreement.

         This Note is a note under which advances, repayments and readvances may be made from time to time, subject to the terms and conditions of the Agreement. This Note evidences borrowing under, is subject to, is secured in accordance with, and may be matured under, the terms of the Agreement, to which reference is hereby made. As additional security for this Note, Company grants Bank a lien on all property and assets including deposits and other credits of the Company, at any time in possession or control of or owing by Bank for any purpose.

         Company hereby waives presentment for payment, demand, protest and notice of dishonor and nonpayment of this Note and agrees that no obligation hereunder shall be discharged by reason of any extension, indulgence, or forbearance granted by any holder of this Note to any party now or hereafter liable hereon. Any transferees of, or endorser, guarantor or surety paying this
Note in full shall succeed to all rights of Bank, and Bank shall be under no further responsibility for the exercise thereof or the loan evidenced hereby. Nothing herein shall limit any right granted Bank by other instrument or by law.

         This Note is a replacement for a Revolving Credit Note dated April 27, 2000 in the principal amount of $25,000,000 by Company payable to Bank.

         All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.


                                        SUPERIOR CONSULTANT HOLDINGS CORPORATION



                                        By:
                                           -------------------------------------
                                           James T. House
                                        Its: Vice President and Chief
                                             Financial Officer